UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 11, 2008 (January 7, 2008)

CHINA TRANSINFO TECHNOLOGY CORP.
(Name of small business issuer in its charter)

(Exact name of registrant as specified in its charter)

Nevada	000-51792	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086

(Address of Principal Executive Offices)

(86 10) 82671299
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 7, 2008, China TransInfo Technology Corp. (the “Company”) and Mr. Zhihai Mao, the Chief Financial Officer of the Company, entered into a stock option agreement (the “Stock Option Agreement”). Pursuant to the terms of the Stock Option Agreement, Mr. Mao was granted a non-qualified option (the “Option”) on January 7, 2008 to purchase 200,000 shares of common stock of the Company at an exercise price of $6.70 per share, which was the closing price per share of the Company’s common stock as reported on the OTC Bulletin Board on such date. The Option has a term of ten years and expires on January 7, 2018. The Option vests in equal installments on a quarterly basis over a three-year period beginning on January 7, 2008.

According to the Stock Option Agreement, in the event Mr. Mao’s employment with the Company is terminated for any reason except for death or disability, he may exercise the Option only to the extent that the Option would have been exercisable on the termination date and no later than three months after the termination date. If Mr. Mao’s employment is terminated because of his death or disability, the Option may be exercised only to the extent that such Option would have been exercisable by Mr. Mao on the termination date and must be exercised by Mr. Mao no later than twelve months after the termination date. If Mr. Mao is terminated for cause, the Option will terminate immediately. In no event will this Option be exercised later than January 7, 2018.

The foregoing summary of the material terms and conditions of the Stock Option Agreement is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Stock Option Agreement by and between China TransInfo Technology Corp. and Zhihai Mao dated January 7, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: January 11, 2008

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Option Agreement by and between China TransInfo Technology Corp. and Zhihai Mao dated January 7, 2008.